As filed with the Securities and Exchange Commission on April 1, 2020

No. 333-222977

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-222977

UNDER

THE SECURITIES ACT OF 1933

SPRINT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	46-1170005
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
6200 Sprint Parkway Overland Park, Kansas 66251 (913) 794-1091 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SPRINT COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation or organization)	48-0457967 (I.R.S. employer identification no.)

6200 Sprint Parkway

Overland Park, Kansas 66251

(913) 794-1091

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jorge Gracia

Executive Vice President – Legal

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

(913) 794-1091

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

REMOVAL FROM REGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (333-222977), filed with the Securities and Exchange Commission on February 12, 2018 (the “Registration Statement”), by Sprint Corporation, a Delaware corporation (“Sprint”) and Sprint Communications, Inc., a Kansas Corporation, as a subsidiary guarantor with respect to certain debt securities, is being filed to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement, which registered an indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts, subsidiary guarantees of debt securities, units and subscription rights of Sprint (collectively, “securities”).

On April 1, 2020, pursuant to that certain Business Combination Agreement, dated as of April 29, 2018 (the “Business Combination Agreement”), by and among Sprint, T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“T-Mobile Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of T-Mobile Merger Company (“Merger Sub”), Starburst I, Inc., a Delaware corporation (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation (together with Starburst, the “SoftBank US HoldCos”) and for the limited purposes set forth therein, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and SoftBank Group Corp., a Japanese kabushiki kaisha, as amended by Amendment No. 1 to the Business Combination Agreement, dated July 26, 2019, and as amended by Amendment No. 2 to the Business Combination Agreement, dated February 20, 2020, (i) the SoftBank US HoldCos merged with and into T-Mobile Merger Company, with T-Mobile Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile (the “HoldCo Mergers”), and (ii) immediately following the HoldCo Mergers, Merger Sub merged with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned indirect subsidiary of T-Mobile Merger Company (the transactions described above are collectively referred to herein as the “Merger”).

As a result of the Merger, Sprint has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. Sprint, by filing this Post-Effective Amendment No. 1, hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective date of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Overland Park, state of Kansas, on this 1st day day of April, 2020.*

SPRINT CORPORATION

By:	/s/ Jorge Gracia
	Name:	Jorge Gracia
	Tile:	Executive Vice President – Legal

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment No. 1.